EXHIBIT 10(n)




September 25, 2002



Dr. Terry Keating
Lucerne International
6 State Street, Suite 100
Bangor, ME  04401

Dear Terry:

This letter constitutes an offer of full time employment with Intergraph Mapping and GIS Solutions and is valid until the date given below. Your start date will be October 1, 2002, recognizing that at first you would commute, then relocate to Huntsville later in the year.

A copy of the Employee Benefits Summary has been enclosed for your review. Details of the offer are as follows:

Position:           Executive Vice President - IMGS
Salary:             $250,000 per year paid bi-weekly
Performance Bonus:  $100,000
Car Allowance:      $400 per month
Manager:            Preetha Pulusani, President

This  exempt position is eligible for participation  in  the
Intergraph  benefits program.  In addition to  the  standard
benefits   offered  to  Intergraph  employees  your   annual
vacation accrual will be four (4) weeks.

Payment   of  your  Performance  Bonus  will  be  based   on
achievement of objectives to be determined by you and Preetha Pulusani.

IMGS  will  assist in your relocation to Alabama.   Attached
you will find a copy of the relocation benefits being provided to you.

If your employment is involuntarily terminated other than for cause prior to the completion of three years of service you will receive eighteen (18) months of salary following termination. At Intergraph's option this may be paid as salary continuation or as a lump sum within 30 days following termination. For purposes of this paragraph, "cause" shall be defined as any willful act or failure to: act involving: dishonesty towards Intergraph; unethical business practices; embezzlement or misappropriation of corporate funds, property or proprietary information; unreasonable and willful refusal to perform the duties required by Intergraph; willful breach of this Agreement or habitual neglect of duties and responsibilities, other than due to illness or disability; aiding and abetting a competitor; or participation in any fraud or any criminal activities. "Salary" is defined as base salary only. This would not include any bonus or benefits component.

IMGS will use direct deposit as the method of payment of your compensation. Please complete the enclosed Authorization Agreement for Automatic Deposit and return with a voided check or deposit slip on your start date.

Your offer of employment is contingent upon signing the enclosed Proprietary Agreement. Please return this
Agreement with the copy of this letter to acknowledge your acceptance of this offer. A listing of documents required for compliance with the Immigration Reform and Control Act is also included. A prepaid envelope has been provided for your convenience.

Please  respond  to this offer by close of business  Friday,
October  11,  2002.   If you have any questions  or  require
additional  information, please contact me in Huntsville  at
(256) 730-6084.

Sincerely,

/s/ Betsy Mosgrove

Betsy Mosgrove
Human Resources
Intergraph Mapping & GIS Solutions

Enclosures

I accept your offer and plan to begin work on October 1, 2002.
                                              ---------------


/s/ Terrence Keating                          October 1, 2002
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Applicant Signature                           Date